Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 27, 2015 with respect to the consolidated financial statements of RemainCo as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 included in the Current Report on Form 8-K/A of Targa Resources Corp. filed March 10, 2015, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

December 3, 2015